WRITER EMPLOYMENT AGREEMENT

(Low-Budget, Non-union)

Agreement effective January 15, 2006, between Bridgefilms Inc., a Nevada Corporation ("Production Company"), and Arthur Nevis ("Writer").

1. EMPLOYMENT: Production Company employs Writer to perform and Writer agrees to perform writing services for Production Company's proposed motion picture currently entitled "Fire On Earth " ("The Picture"), based on an original story by Biography of William Reich . All of Production Company's obligations under this Agreement are expressly conditioned upon Writer's completion, to Production Company's satisfaction, of Form I-9 (Employment Eligibility Verification Form) and Writer's submission to Production Company of original documents satisfactory to Production Company to prove Writer's employment eligibility.

2. SERVICES/FORM OF WORK: The completed results and product of Writer's services (including all material created, added, interpolated and submitted by Writer) shall be deemed the "Work" which shall be created in each of the applicable forms listed below ("Forms of Work"):

Forms of Work: Screenplay, Polish

(a) Use of Work: In Production Company's sole, absolute and unfettered discretion, Production Company may use or not use the Work and may make any changes in, deletions from or additions to the Work.

(b) Underlying Property: If the Work is based on an original idea or material ("Property") created by Writer, Writer hereby grants Production Company the same rights in the Property as Production Company is acquiring hereunder in the Work. The compensation payable to Writer pursuant to Paragraph 5 includes payment for said rights in the Property and for the writing services of Writer hereunder.

3. DELIVERY: Writer agrees to complete and deliver each Form of Work and the Work, including any changes and revisions required by Production Company as follows:

Screenplay due: May 15, 2006.

Polish due: June 15, 2006

4. PERFORMANCE STANDARDS: All of Writer's services shall be rendered promptly in a diligent, conscientious, artistic and efficient manner and Writer shall devote Writer's entire time and attention and best talents and abilities to the services to be rendered, either alone or in collaboration with others. Writer's services shall be rendered in such manner as Production Company may reasonably direct pursuant to the instructions, suggestions and ideas of, and under the control of, and at the times and places reasonably required by, Production Company's duly authorized representatives. Writer, as and when reasonably requested by Production Company, shall consult with Production Company's duly authorized representatives and shall be available for conferences with such representatives for such purposes at such times and places during Writer's employment as may be required by such representatives.

5. COMPENSATION: Conditioned upon Writer's full performance of all of Writer's obligations hereunder, Production Company will pay Writer as full compensation for all services rendered and rights granted as follows:

(a) Fixed compensation: $15,000 which shall be paid as follows:

i. $10,000 upon delivery of finished draft of screenplay.

ii. $5,000 upon delivery of the last Form of Work due Production Company.

In addition:

(b) Bonus compensation as follows:

i. None

(b) To Production Company: All notices from Writer to Production Company shall be given in writing by mail, messenger, cable, telex or telecopier addressed as indicated below. The date of mailing, messengering, cabling, telexing or telecopying shall be deemed to be the date of service. Notice to the Production Company shall be sent to 3275 East Warm Springs Road, Las Vegas NV 89120.

(c) Change of Address: The address of Writer and of Production Company set forth herein may be changed to such other address as Writer or Production Company may hereafter specify by written notice given to the other Party.

10. ASSIGNMENT: This Agreement is non-assignable by Writer. This Agreement shall inure to the benefit of Production Company's successors, assignees, licensees and grantees and associated, affiliated and subsidiary companies. Production Company and any subsequent assignee may freely assign this Agreement, in whole or in part, to any party provided that such party assumes and agrees in writing to keep and perform all of the executory obligations of Production Company hereunder.

11. NAME AND LIKENESS: Production Company shall have the right to use and permit others (including any exhibitor or sponsor of the Program or Series) to use Writer's name and likeness for the purpose of advertising and publicizing the Work, any Program based on the Work, and any of exhibitor's or sponsor's products and services, but not as an endorsement or testimonial.

12. PAY OR PLAY: The rights in this Paragraph shall be in addition to and shall not in any way diminish or detract from Production Company's rights as otherwise set forth. Production Company shall not be obligated to use Writer's services, nor use the results and product of Writers services, nor produce, release, distribute, exhibit, advertise, exploit or otherwise make use of the Program. Production Company may at any time, without legal justification or excuse, elect not to use Writer's services or to have any further obligations to Writer under this Agreement. If Production Company elects not to use Writer's services pursuant to this Paragraph, Writer shall be paid the Compensation set forth in Paragraph 5 (a) if Writer performs those services.

13. CREDIT:

(a) The writing credits shall read: "Story by Arthur Nevis," and "Written by Arthur Nevis" (or another name chosen by Writer), if a substantial amount of Writer's work is incorporated in the Picture. In determining whether Writer is awarded sole, shared or no writing credit, reference shall be made to the principles of the WGA credit arbitration rules. Although Production Company is not a WGA signatory, to the extent possible, the principles of the WGA credit arbitration rules shall be followed by the parties.

In the event of a credit dispute, the arbitrator of such a dispute shall follow the WGA credit rules to the extent they do not conflict with the rules of the AFMA or the American Arbitration Association.

(b) In the event that writer also directs the picture, writer shall receive an appropriate directing credit in accordance with the rules of the DGA. Although Production Company is not a DGA signatory, and writer is not a DGA member, to the extent possible, the principles of the WGA credit rules shall be followed by the parties. In the event of a credit dispute, the arbitrator of such a dispute shall follow the DGA credit rules to the extent they do not conflict with the rules of AFMA or the American Arbitration Association.

14. CONDITIONS AFFECTING OR RELATED TO COMPENSATION:

(a) Method of Payment: All compensation which shall become due to Writer shall be paid by Production Company by check and sent to Writer at the address provided in the Notices and Payments provision of this Agreement.

(b) Governmental Limitation: No withholding, deduction, reduction or limitation of compensation by Production Company which is required or authorized by law ("Governmental Limitation") shall be a breach by Production Company or relieve Writer from Writer's obligations. Payment of compensation as permitted pursuant to the Governmental Limitation shall continue while such Governmental Limitation is in effect and shall be deemed to constitute full performance by Production Company of its obligations respecting the payment of compensation. The foregoing notwithstanding, if at such time as the Governmental Limitation is no longer in effect there is compensation remaining unpaid to Writer, Production Company shall cooperate with Writer in connection with the processing of any applications relative to the payment of such unpaid compensation and Production Company shall pay such compensation to Writer at such times as Production Company is legally permitted to do so.

(c) Garnishment/Attachment: If Production Company shall be required, because of the service of any garnishment, attachment, writ of execution, or lien, or by the terms of any contract or assignment executed by Writer, to withhold, or to pay to any other Party all or any portion of the compensation due Writer, the withholding or payment of such compensation or any portion thereof in accordance with the requirements of any such attachment, garnishment, writ of execution, lien, contract or assignment shall not be construed as a breach by Production Company.

(d) Overpayment/Offset: If Production Company makes any overpayment to Writer for any reason or if Writer is indebted to Production Company for any reason, Writer shall pay Production Company such overpayment or indebtedness on demand, or at the election of Production Company, Production Company may deduct and retain for its own account an amount equal to all or any part of such overpayment or indebtedness from any sums that may be due or become due or payable by Production Company to Writer or for the account of Writer and such deduction or retention shall not be construed as a breach by Production Company.

15. Arbitration: This Agreement shall be interpreted in accordance with the laws of the State of Nevada, applicable to agreements executed and to be wholly performed therein. Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance of this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules and procedures of AFMA, as said rules may be amended from time to time with rights of discovery if requested by the arbitrator. Such rules and procedures are incorporated and made a part of this Agreement by reference. If AFMA shall refuse to accept jurisdiction of such dispute, then the parties agree to arbitrate such matter before and in accordance with the rules of the American Arbitration Association under its jurisdiction in Nevada before a single arbitrator familiar with entertainment law. The parties shall have the right to engage in pre-hearing discovery in connection with such arbitration proceedings. The parties agree hereto that they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding shall be entitled to recover its reasonable attorneys' fees and expenses. The arbitration will be held in Nevada and any award shall be final, binding and non-appealable. The Parties agree to accept service of process in accordance with the AFMA Rules.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

"Production Company"

/s/ Virginia F. Perry
Virginia F. Perry, President
on behalf of Bridgefilms Inc.

"Writer"

/s/ Arthur Nevis
Arthur Nevis